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                [WASHINGTON MORTGAGE FINANCIAL GROUP LETTERHEAD]

October 25, 1996

PERSONAL & CONFIDENTIAL

Mr. Michael D. Ketcham
1656 Montgomery Drive
Vienna, VA 22182

Dear Mike:

I am very pleased to extend you the offer to become Executive Vice President - Operations and Chief Financial Officer. Not only do I believe you will make an immediate contribution from a financial and operational perspective, but I also sincerely believe that you possess outstanding general management potential.

The terms of our offer are as follows:

SALARY

- Upon starting at Washington Mortgage, you will earn a base salary of $175,000 per year;
- You will be reviewed in June and again December of 1997 for promotion to Chief Operating Officer, and if that occurs, your salary will be adjusted commensurate with those responsibilities;
- If you are unprepared to assume the Chief Operating Officer's position, your salary will be adjusted to $185,000 effective in January of 1988,
- The COO position will have all business units reporting to it along with corporate operations and will effectively run the company on a day-to-day basis.

ANNUAL CASH INCENTIVE

- A bonus will be paid to you of at least $70,000 in February of 1997 for 1996 performance; and at least $87,500 in February of 1998 for 1997 performance assuming a satisfactory evaluation.
- Your 1997 cash incentive range (to be paid in February of 1998) will be 0% to 100% of salary, with 50% representing target and 100% representing the maximum incentive. Elements of these plans are being put into place now and you will be intimately involved in establishing the corporate, business unit and individual performance measures for the company.

EQUITY

- At the November 1996 meeting of NHP's Board of Directors, a grant of 25,000 option shares of NHP will be awarded at the-then fair market value, that will have a life of 10 years and will vest over five years on a prorated basis;
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Mr. Michael D. Ketcham
October 25, 1996
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-   If annual option awards occur going forward, you would be one of the individuals eligible for an award in 1997 and beyond. There will be definition provided to this program at such time as the NHP board acts on revisions to the overall compensation structure.
- Your options will vest immediately if a change of control takes place with NHP. You have 90 days to exercise already-vested options upon termination of employment as an officer of NHP.
- In recent years, most public companies have adopted executive stock-ownership plans. Current NHP Guidelines would mandate your ownership of $52,500 of NHP stock from any sources including 401(K), within three years of employment.

BENEFITS

- You will be eligible for the standard benefits program offered by Washington Mortgage, as well as certain executive benefit programs like $500,000 life and disability plus reasonable reimbursement of personal cell phone expenses.

SEVERANCE ARRANGEMENT

- If you are released without cause within the first 24 months of employment, one year's salary will be due, payable monthly for twelve months plus the above benefits program and outplacement assistance. This may be renewed after 24 months pending NHP Board decisions on overall compensation structure.

Mike, assuming this letter details our understanding, I would like you to sign one original document, and return it to me immediately.

On behalf of myself, Rod and the other senior executives at our organization, we are thrilled to have you join us.

Warmest regards,

/s/ SHEKAR NARASIMHAN

Shekar Narasimhan
President & CEO

Accepted this 30th day of October, 1996.

/s/ MICHAEL D. KETCHAM
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Michael D. Ketcham

SN/jgf